Exhibit 99.1

FOR IMMEDIATE RELEASE
At Johnson Outdoors Inc.
David Johnson	Patricia Penman
VP & Chief Financial Officer	VP – marketing services & global communications
262-631-6600	262-631-6600

JOHNSON OUTDOORS WELCOMES ANNIE ZIPFEL AND PAUL ALEXANDER TO BOARD OF DIRECTORS; THANKS RETIRING BOARD MEMBER TERRY LONDON

RACINE, WISCONSIN, May 28, 2021....Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced the appointment of Ms. Annie Zipfel and Mr. Paul Alexander as independent directors to the Company’s Board of Directors effective May 26, 2021.  Ms. Zipfel is joining the Board as a Class B Director, and Mr. Alexander is joining the Board as a Class A Director.  Ms. Zipfel and Mr. Alexander will stand for re-election at the Annual Meeting in 2022.  With the addition of these two directors, combined with Mr. Terry London’s previously disclosed retirement on May 3, 2021, the Board now consists of ten members.

“We are very pleased to welcome Annie and Paul to Johnson Outdoors’ Board of Directors. Both are proven business and marketing leaders, who bring a wealth of knowledge and expertise that will be of great value to Johnson Outdoors.  We look forward to benefiting from their insights and counsel as we develop new strategies to grow our business segments,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.  “We would also like to thank Terry London for his dedicated service to the Board and his valuable contributions in making us a better company. We wish him the very best.”

Ms. Zipfel is Senior Vice President and Chief Marketing Officer at Andersen Corporation. Ms. Zipfel has spent her career in marketing, serving in a variety of leadership roles in retail and consumer goods organizations.  Prior to her role at Andersen Corporation, Ms. Zipfel served as Starbucks’ Global Vice President of Category and Brand for the Roastery and Reserve brands, the company’s premium and flagship segments. Prior to this role, Zipfel held marketing leadership positions at REI, Target Corporation and General Mills.

Mr. Alexander is the Chief Marketing and Communications Officer for Eastern Bank, based in Boston, Massachusetts. Before Eastern Bank, Mr. Alexander served as Executive Vice President and Chief Communications Officer for Liberty Mutual Insurance, where he held responsibility for all corporate brand marketing, advertising, communications, public relations, meeting management and event strategy, and major sports sponsorships. Previously, he was Vice President of Global Advertising and Design for the Campbell Soup Company.  Prior to Campbell’s, he spent fifteen years at Procter and Gamble as a Director of Advertising Development and a Brand Manager.  Mr. Alexander began his career at Time Inc. as a Circulation Manager for Money Magazine.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 11, 2020, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, and the timing, pricing and continued availability of raw materials and components from our supply chain, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company’s products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

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